Exhibit 99.1

Myomo Reports Second Quarter 2023 Financial Results Featuring Year Over Year Growth in Revenue and Operating Metrics

Q2 revenue of $6.0 million, including license revenue

Nearly 1,000 prospective MyoPro® candidates with known payers in the patient pipeline

Begins to build Medicare Part B patient pipeline following publication of proposed rule by the Centers for Medicare and Medicaid Services

Conference call begins at 4:30 p.m. Eastern time today

BOSTON (August 9, 2023) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and six months ended June 30, 2023.

Financial and operational highlights for the second quarter of 2023 include the following (all comparisons are with the second quarter of 2022 unless otherwise indicated):

•
Product revenue was $4.2 million, up 15%, with total revenue of $6.0 million including receipt of the final joint venture license fee payment;
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Revenue units were 97, up 21%;
•
MyoPro® orders and insurance authorizations were received for 125 units, up 23%;
•
Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 179 units, up 10%;
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408 new candidates were added to the patient pipeline, up 28%;
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There were 969 MyoPro candidates in the patient pipeline as of June 30, 2023, up 27%;
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Gross margin was 71.8%, up 650 basis points; and,
•
Cost per pipeline add, which reflects only payers that have previously reimbursed for the MyoPro, was $2,074, a reduction of 57%.

Management Commentary

“We continued our solid execution in the second quarter, with year over year improvement in all of our key operational metrics," stated Paul R. Gudonis, Myomo's chairman and chief executive officer. "Our focus for the rest of the year is to continue to grow the business, while managing our operating expenses and building a pipeline of Medicare Part B patients in anticipation of being able to fit them with their own MyoPro, potentially within the next six to 12 months. That effort began during the second quarter," added Gudonis.

"Additionally, our Chinese joint venture partner is moving quickly to launch its business development efforts, establish manufacturing and build the supply chain. We received initial orders from the JV company for MyoPro Control Units, which are a core component of the MyoPro product line, and our MARK clinical units for approximately $300,000 in total. The JV company is getting ready to produce the clinical version of our product line, which they expect to supply to rehab hospitals throughout China."

Financial Results

	For the Three Months Ended June 30,		Period- to-Period Change		For the Six Months Ended June 30,		Period- to-Period Change
	2023	2022	$	%	2023	2022	$	%
Product revenue	$4,243,624	$3,677,575	$566,049	15%	$7,690,332	$6,545,501	$1,144,831	17%
License revenue	1,714,920	-	1,714,920	N/M	1,714,920	1,000,000	714,920	71%
Total revenue	5,958,544	3,677,575	2,280,969	62%	9,405,252	7,545,501	1,859,751	25%
Cost of revenue	1,677,488	1,276,444	401,044	31%	2,816,594	2,567,149	249,445	10%
Gross profit	$4,281,056	$2,401,131	$1,879,925	78%	$6,588,658	$4,978,352	$1,610,306	32%
Gross margin %	71.8%	65.3%		6.6%	70.1%	66.0%		4.1%

Revenue for the second quarter of 2023 was $6.0 million, up 62% compared with the second quarter of 2022. Excluding the final payment of the technology license fee in the second quarter of 2023, product revenue of $4.2 million increased 15% compared with the same period a year ago. Growth in product revenue was driven by a higher number of revenue units, offset by a lower average selling price (ASP). Myomo recognized revenue on 97 MyoPro units in the second quarter of 2023, up 21% over the same quarter a year ago. Year-to-date revenues were $9.4 million, up 25% compared with the same period a year ago.

Gross margin for the second quarter of 2023 was 71.8%, compared with 65.3% for the second quarter of 2022. The increase was driven primarily by the license fee payment offset by a lower average selling price and higher inventory and warranty reserves. Year-to-date gross margin was 70.1%, compared with 66.0% for the same period a year ago.

Operating expenses for the second quarter of 2023 were $5.4 million, an increase of 2% compared with the second quarter of 2022. The increase was driven primarily by higher incentive compensation accruals, offset by lower advertising expenses. Advertising costs of $0.8 million decreased 18% compared with the second quarter of 2022. Cost per pipeline add was $2,074, a decrease of 57%, compared with the second quarter of 2022. Year-to-date operating expenses were $10.4 million, a decrease of 2% compared with the same period a year ago.

Operating loss for the second quarter of 2023 was $1.1 million, compared with an operating loss of $2.9 million for the second quarter of 2022. Net loss for the second quarter of 2023 was $1.0 million, or $0.04 per share, compared with a net loss of $2.9 million, or $0.42 per share, for the second quarter of 2022. Year-to-date operating loss was $3.8 million, compared with an operating loss of $5.6 million for the same period a year ago. Year-to-date net loss was $3.7 million, or $0.14 per share, compared with a net loss of $5.7 million, or $0.83 per share, for the same period a year ago.

Adjusted EBITDA for the second quarter of 2023 was $(0.8) million, compared with $(2.5) million for the second quarter of 2022. Year-to-date Adjusted EBITDA was $(3.2) million, compared with $(4.9) million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Operations Update

The patient pipeline was 969 patients as of June 30, 2023. Beginning in 2023, the pipeline only represents patients with insurance payers, Veterans Administration hospitals or orthotics and prosthetics suppliers that have previously paid for a MyoPro. The comparable patient pipeline as of June 30, 2022 was 761 patients, representing an increase of 27% year over year. There were 408 patients added to the pipeline in the second quarter of 2023, an increase of 57% compared with 319 patients with previous payers in the same period a year ago.

Centers for Medicare and Medicaid Services Update

On June 30, 2023, the Centers for Medicare and Medicaid Services ("CMS") issued a proposed rule that expands the previous definition of a brace to include products such as a MyoPro that will both support and help move a patient's arm. There is a 60-day public comment period before the proposed rule can be finalized. If the proposed rule is adopted, and should there be no change to how braces are reimbursed, we expect the MyoPro to be reimbursed on a lump sum basis, similar to all other payers currently reimbursing for the MyoPro. In addition, CMS stated that it intends to publish a fee for the MyoPro billing codes, L8701 and L8702, at an upcoming public meeting. The next such public meeting has not been scheduled, but is expected to be held in late 2023.

The Company has filed claims with CMS' regional billing contractors, known as the DME MAC's, for six MyoPros provided to Medicare Part B patients. These claims are in process, with review of the medical documentation underway as required for individual consideration. "With the proposed new rule now announced by CMS, we will inform Medicare Part B patients about their opportunity to obtain a MyoPro while we await a decision on the pending claims, finalization of the proposed rule and the publication of a fee," stated Mr. Gudonis. The Company reports that more than 30 patients are currently in the Medicare pipeline, which is separate from the main patient pipeline, with additional patients expected to be added during the third quarter.

Business Outlook

“The backlog entering the third quarter is slightly higher than the backlog entering the second quarter, but given the order mix in the second quarter, the ASP in the backlog is slightly lower, " added Mr. Gudonis. "As a result, we expect to achieve modest year-over-year revenue growth in the third quarter, while sequential revenue growth will depend on the number of new orders during the third quarter that can be delivered for revenue given the anticipated ASP. Meeting our target for full year product revenue growth of 20% to 30% will depend on the number of insurance authorizations we receive in the next few months."

Cash Position

Cash, cash equivalents and short-term investments as of June 30, 2023 were $9.0 million. Cash used in operating activities was $0.3 million for the second quarter of 2023, compared with $2.6 million for the second quarter of 2022.

Conference Call and Webcast

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at this link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time including up to and after the start of the call. Those unable to pre-register may participate by dialing 844-707-6932 (U.S.) or 412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until August 23, 2023 at 877-344-7529 (U.S. toll-free), 855-669-9658 (Canada toll-free) or 412-317-0088 (International), with passcode 3960786.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted

EBITDA is EBITDA adjusted for stock-based compensation expense and loss on equity investment. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Boston, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for third quarter and full year 2023 revenue, as well as expectations regarding the payment of claims by the DME MAC's and finalization of the proposed rule and the publishing of a fee from CMS, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

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We have a history of operating losses and our financial statements for the period ended June 30, 2023 include disclosures regarding there being substantial doubt about our ability to continue as a going concern;
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our ability to achieve reimbursement from third-party payers for our products, including CMS for Medicare Part B patients;
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our ability to continue to serve patients with Medicare Advantage insurance plans CMS does not cover the MyoPro;
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our revenue concentration with a particular insurance payer as a result of focusing our efforts on patients with insurers who have previously reimbursed for the MyoPro;
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our ability to continue normal operations and patient interactions without supply chain disruption in order to deliver and fit our custom-fabricated device;
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our marketing and commercialization efforts;
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our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;
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our ability to effectively execute our business plan and scale up our operations;
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our expectations as to our product development programs, and;
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general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material or adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months ended		For the Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue
Product revenue	$4,243,624	$3,677,575	$7,690,332	$6,545,501
License revenue	1,714,920	—	1,714,920	1,000,000
	5,958,544	3,677,575	9,405,252	7,545,501

Cost of revenue	1,677,488	1,276,444	2,816,594	2,567,149
Gross profit	4,281,056	2,401,131	6,588,658	4,978,352
Operating expenses:
Research and development	564,235	632,872	1,041,225	1,292,408
Selling, general and administrative	4,819,827	4,664,088	9,321,435	9,320,505
	5,384,062	5,296,960	10,362,660	10,612,913

Loss from operations	(1,103,006)	(2,895,829)	(3,774,002)	(5,634,561)

Other (income) expense, net
Interest income	(103,439)	(13,845)	(189,753)	(14,026)
Other (income) expense, net	5,631	165	5,631	293
Loss on equity investment	12,514	33,208	29,716	33,208
	(85,294)	19,528	(154,406)	19,475
Loss before income taxes	(1,017,712)	(2,915,357)	(3,619,596)	(5,654,036)
Income tax expense (benefit)	(3,562)	(6,435)	38,849	69,820
Net loss	$(1,014,150)	$(2,908,922)	$(3,658,445)	$(5,723,856)

Weighted average number of common shares outstanding:
Basic and diluted	27,992,928	6,923,799	26,000,216	6,904,966
Net loss per share attributable to common stockholders
Basic and diluted	$(0.04)	$(0.42)	$(0.14)	$(0.83)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2023	2022
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,006,283	$5,345,967
Short-term investments	2,950,268	—
Accounts receivable, net	1,641,803	1,896,163
Inventories, net	1,337,353	1,399,865
Prepaid expenses and other current assets	694,641	573,462
Total Current Assets	12,630,348	9,215,457
Operating lease assets with right of use	299,118	508,743
Equipment, net	153,719	194,283
Investment in Jiangxi Myomo Medical Assistive Appliance Co. Ltd.	102,773	132,489
Other assets	111,034	111,034
Total Assets	$13,296,992	$10,162,006
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	3,977,460	3,086,932
Current operating lease liability	181,783	353,701
Income taxes payable	177,187	140,650
Deferred revenue	747	20,653
Total Current Liabilities	4,337,177	3,601,936
Non-current operating lease liability	139,657	200,207
Deferred revenue	126	498
Total Liabilities	4,476,960	3,802,641
Commitments and Contingencies	—	—
Stockholders’ Equity:
Preferred stock	—	—
Common stock	2,110	775
Additional paid-in capital	101,226,783	95,105,071
Accumulated other comprehensive income	39,292	43,227
Accumulated deficit	(92,441,689)	(88,783,244)
Treasury stock, at cost	(6,464)	(6,464)
Total Stockholders’ Equity	8,820,032	6,359,365
Total Liabilities and Stockholders’ Equity	$13,296,992	$10,162,006

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

For the Six Months Ended June 30,	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,658,445)	$(5,723,856)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	100,622	94,645
Stock-based compensation	451,088	611,493
Bad debt expense	13,000	26,075
Loss on equity investment	29,716	33,208
Amortization of right-of-use assets	209,625	162,638
Other non-cash charges	(10,786)	69,521
Changes in operating assets and liabilities:
Accounts receivable	235,877	602,033
Inventories	68,907	(496,529)
Prepaid expenses and other current assets	(212,438)	345,470
Other assets	—	(15,704)
Accounts payable and accrued expenses	888,594	(542,597)
Income taxes payable	34,774	56,600
Operating lease liabilities	(232,467)	(195,244)
Deferred revenue	(20,280)	1,650
Net cash used in operating activities	(2,102,213)	(4,970,597)
CASH USED IN INVESTING ACTIVITIES	(3,008,692)	(301,672)
CASH PROVIDED BY FINANCING ACTIVITIES	5,763,910	-
Effect of foreign exchange rate changes on cash	7,311	(16,195)

Net increase (decrease) in cash and cash equivalents	660,316	(5,288,464)

Cash and cash equivalents, beginning of period	5,345,967	15,524,378

Cash and cash equivalents, end of period	$6,006,283	$10,235,914

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss	$(1,014,150)	$(2,908,922)	$(3,658,445)	$(5,723,856)
Adjustments to reconcile to Adjusted EBITDA:
Interest income	(103,439)	(13,845)	(189,753)	(14,026)
Depreciation expense	51,989	49,015	100,622	94,645
Stock-based compensation	280,061	345,223	451,088	611,493
Loss on investment in minority interest	12,514	33,208	29,716	33,208
Income tax (benefit) expense	(3,562)	(6,435)	38,849	69,820
Adjusted EBITDA	$(776,587)	$(2,501,756)	$(3,227,923)	$(4,928,716)

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